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                                   EXHIBIT 4.2


                         TRANSFER RESTRICTION AGREEMENT

                               DATED MARCH 8, 2000

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                         TRANSFER RESTRICTION AGREEMENT


         HomeLife, Inc. has provided to Horwitz & Beam, Inc. 250,000 shares of its common stock in exchange for the processing of a Form 10 under the Securities Exchange Act of 1934 (the "Shares"). These shares are subject to the following trading restrictions:

         1. Immediately upon the Securities Exchange Commission indicating that it has no further comments regarding the Form 10 (the "Effective Date"), HomeLife shall register the shares utilizing Form S-8. Horwitz & Beam shall prepare this registration statement at no additional cost to HomeLife.

         2. The Shares shall be subject to the following trading restrictions:


                  (a) During the 90 day period of time following the Effective Date, the shares may not be traded, sold or encumbered (the "Lock-Up Period"). HomeLife shall have the option during the Lock-Up Period of acquiring all of the shares for the price of $150,000 in cash.

                  (b) Upon expiration of the Lock-Up Period, 10% of the shares may be sold during each 30 days thereafter (the "Limited Sales Period"); provided, however, no such shares may be sold at less than $0.50 per share during the Limited Sales Period (the Limited Sales Period shall be 300 days in total). During the Lock-Up Period and the Limited Sales Period the shares shall not be sold at a price less than $0.75 per share.

                  (c) Upon expiration of the Limited Sales Period the shares may be sold without limitation.

         3. HomeLife has been advised that Horwitz & Beam has a conflict of interest in executing this Agreement and that it has the right to seek the advice of independent counsel in connection with its decision to execute this Agreement. This Agreement shall constitute an amendment to the existing Retainer Agreement between the parties hereto.


HORWITZ & BEAM, INC.                                 HOMELIFE, INC.


By:      /s/ Lawrence W. Horwitz                  By:      /s/ Andrew Cimerman
   -----------------------------------               --------------------------
         Lawrence W. Horwitz                               Andrew Cimerman
Its:     Vice President                           Its:     President